Exhibit 99.1

STORE Capital Announces Second Quarter 2018 Operating Results

Affirms 2018 Guidance

SCOTTSDALE, Ariz., August 2, 2018 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the second quarter and six months ended June 30, 2018.

Highlights

For the quarter ended June 30, 2018:
▪	Total revenues of $131.2 million
▪	Net income of $62.2 million, or $0.31 per basic and diluted share, including an aggregate net gain of $19.9 million on dispositions of real estate
▪	AFFO of $91.1 million, or $0.46 per basic share and $0.45 per diluted share
▪	Declared a regular quarterly cash dividend per common share of $0.31
▪	Invested $335.1 million in 111 properties at a weighted average initial cap rate of 8.0%
▪	Raised net proceeds of $187.3 million from the sale of an aggregate of approximately 7.1 million common shares under the Company’s at-the-market equity program

For the six months ended June 30, 2018:
▪	Total revenues of $257.0 million
▪	Net income of $112.2 million, or $0.57 per basic and diluted share, including an aggregate net gain of $29.5 million on dispositions of real estate
▪	AFFO of $177.0 million, or $0.90 per basic share and $0.89 per diluted share
▪	Declared regular cash dividends per common share aggregating $0.62
▪	Invested $655.5 million in 214 properties at a weighted average initial cap rate of 7.9%
▪	Raised net proceeds of $286.3 million from the sale of an aggregate of approximately 11.3 million common shares under the Company’s at-the-market equity program
▪	Expanded the unsecured revolving credit facility to $600 million and the accordion feature to $800 million, raising maximum borrowing capacity to $1.4 billion in February 2018
▪	Closed inaugural public debt offering, issuing $350 million in aggregate principal amount of investment-grade senior unsecured notes in March 2018

STORE Capital Corporation

Management Commentary

“This year marks our fourth consecutive year of realizing investment activity in excess of $100 million monthly for the first half of the year,” said Christopher Volk, Chief Executive Officer.  “But what sets this quarter apart is our record investment granularity.  Our expanded business development efforts are evident, with more than fifty transactions averaging just $6.5 million each.  This work is foundational to our future growth, sustained high level of investment diversity, and the delivery of superior property-level investment returns.  We concluded the quarter with solid portfolio performance, a balance sheet positioned for sustained growth and a more protected shareholder dividend, all of which are exciting as we look forward to fulfilling our potential for the second half of the year.”

Financial Results

Total Revenues

Total revenues were $131.2 million for the second quarter of 2018, an increase of 14.9% from $114.2 million for the second quarter of 2017.

Total revenues for the first half of 2018 were $257.0 million, an increase of 15.7% from $222.2 million for the first half of 2017. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $5.5 billion in gross investment amount representing 1,770 property locations and 371 customers at June 30, 2017 to $6.7 billion in gross investment amount representing 2,084 property locations and 412 customers at June 30, 2018.

Net Income

Net income was $62.2 million, or $0.31 per basic and diluted share, for the second quarter of 2018, an increase from $61.1 million, or $0.35 per basic and diluted share, for the second quarter of 2017. Net income for the second quarter of 2018 includes an aggregate net gain on dispositions of real estate of $19.9 million as compared to $25.7 million for the same period in 2017.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment. These items can vary from quarter to quarter and impact net income and period-to-period comparisons.

Net income for the six months ended June 30, 2018 was $112.2 million, or $0.57 per basic and diluted share, an increase of 21.3% from $92.4 million, or $0.55 per basic and diluted share, for the six months ended June 30, 2017. Net income for the first half of 2018 includes an aggregate net gain on dispositions of real estate of $29.5 million as compared to $29.4 million for the same period in 2017.

Adjusted Funds from Operations (AFFO)

AFFO increased 19.2% to $91.1 million, or $0.46 per basic share and $0.45 per diluted share, for the second quarter of 2018, compared to AFFO of $76.4 million, or $0.44 per basic and diluted share, for the second quarter of 2017.

AFFO for the six months ended June 30, 2018 was $177.0 million, or $0.90 per basic share and $0.89 per diluted share, an increase of 20.9% from $146.4 million, or $0.88 per basic and diluted share, for the six months ended June 30, 2017. The increase in AFFO for the three- and six-month periods between years was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

STORE Capital Corporation

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.31 for the second quarter ended June 30, 2018. This dividend, totaling $63.6 million, was paid on July 16, 2018 to stockholders of record on June 29, 2018.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $335.1 million of gross investments representing 111 property locations during the second quarter of 2018, adding eight net new customers. These investments had a weighted average initial cap rate of 8.0%. Total investment activity for the first half of 2018 was $655.5 million representing 214 property locations with an initial weighted average cap rate of 7.9%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.  STORE’s leases customarily have lease escalations, with most escalations tied to the consumer price index and subject to a cap.  For acquisitions made during the first six months of 2018, the weighted average annual lease escalation was 1.8%.

Disposition Activity

During the six months ended June 30, 2018, the Company sold 48 properties and recognized an aggregate net gain on the dispositions of real estate of $29.5 million; 26 of these 48 properties were sold in the second quarter for an aggregate net gain of $19.9 million. For the six months ended June 30, 2018, proceeds from the dispositions of real estate aggregated $175.7 million as compared to an aggregate original investment amount of $161.0 million for the properties sold.

Portfolio

At June 30, 2018, STORE Capital’s real estate portfolio totaled $6.7 billion representing 2,084 property locations. Approximately 95% of the portfolio represents commercial real estate properties subject to long-term leases, 5% represents mortgage loans and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents loans receivable secured by the tenants’ other assets. As of June 30, 2018, the portfolio’s annualized base rent and interest (based on rates in effect on June 30, 2018 for all lease and loan contracts) totaled $537.7 million as compared to $452.6 million a year ago. The weighted average non-cancelable remaining term of the leases at June 30, 2018 was approximately 14 years.

STORE Capital Corporation

The Company's portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the Company’s portfolio.

Portfolio At A Glance - As of June 30, 2018
Investment property locations	2,084
States	49
Customers	412
Industries in which customers operate	105
Proportion of portfolio from direct origination	~80%
Contracts with STORE-preferred terms*(1)	93%
Weighted average annual lease escalation(2)	1.8%
Weighted average remaining lease contract term	~14 years
Occupancy(3)	99.7%
Properties not operating but subject to a lease(4)	20
Investment locations subject to a ground lease	20
Investment portfolio subject to NNN leases*	98%
Investment portfolio subject to Master Leases*(5)	89%
Average investment amount/replacement cost (new)(6)	82%
Locations subject to unit-level financial reporting	97%
Median unit fixed charge coverage ratio (FCCR)/4-Wall coverage ratio(7)	2.0x/2.5x
Contracts rated investment grade(8)	~75%

* Based on annualized base rent and interest.
(1)
Represents the percentage of our lease contracts that were created by STORE Capital or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.

(2)
Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually.  For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract.  For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term.  Calculation excludes contracts representing less than 0.2% of annualized base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.

(3)	The Company defines occupancy as a property being subject to a lease or loan contract. As of June 30, 2018, six of the Company’s properties were vacant and not subject to a contract.
(4)	Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(5)
Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 85% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(6)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(7)
STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness. The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. The average unit FCCR and 4-Wall coverage ratios were 2.9x and 3.6x, respectively.

(8)
Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties.  As of June 30, 2018, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba2’ as measured by Moody's Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa2’.

STORE Capital Corporation

Capital Transactions

The Company established a new $500 million “at the market” equity distribution program, or ATM program, in February 2018, and terminated its previous $400 million ATM Program established in September 2016.  During the second quarter of 2018, the Company sold an aggregate of approximately 7.1 million common shares at a weighted average share price of $26.64 and raised approximately $187.3 million in net proceeds after the payment of sales agents’ commissions and offering expenses.  During the first six months of 2018, the Company sold approximately 11.3 million common shares at a weighted average share price of $25.86 and raised approximately $286.3 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In March 2018, the Company completed its first public debt offering, issuing $350 million in aggregate principal amount of its unsecured, investment-grade rated 4.50% Senior Notes, due March 2028. The net proceeds from the issuance were primarily used to pay down amounts outstanding under the Company’s credit facility.

In February 2018, the Company expanded its unsecured revolving credit facility from $500 million to $600 million and the accordion feature from $300 million to $800 million for a total maximum borrowing capacity of $1.4 billion. The amended credit facility matures in February 2022 and includes two six-month extension options, subject to certain conditions.

2018 Guidance

Affirming its 2018 guidance initially presented in November 2017, the Company currently expects 2018 AFFO per share to be within a range of $1.78 to $1.84, based on projected 2018 annual real estate acquisition volume, net of projected property sales, of approximately $900 million. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.83 to $0.88 per share, plus $0.88 to $0.89 per share of expected real estate depreciation and amortization, plus approximately $0.07 per share related to such items as straight-line rent and the amortization of stock-based compensation and deferred financing costs. AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions. The midpoint of our AFFO guidance is based on a weighted average cap rate on new acquisitions of 7.75% and target leverage in the range of 5½ to 6 times run-rate net debt to EBITDA.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss second quarter ended June 30, 2018 operating results and answer questions.

•	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)
•	Conference call replay available through August 16, 2018: 877-344-7529 (domestic) or 412‑317‑0088 (international)
•	Replay access code: 10122326
•	Live and archived webcast: http://ir.storecapital.com/webcasts

STORE Capital Corporation

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 2,084 property locations, substantially all of which are profit centers, in 49 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non‑GAAP measures. Management believes these two non‑GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

STORE Capital Corporation

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional non-cash revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items may cause short-term fluctuations in net income but have no impact on long-term operating performance. The Company believes that these costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Investor and Media Contacts:

Financial Profiles, Inc.
Moira Conlon, 310-622-8220
Tricia Ross, 310-622-8226
STORECapital@finprofiles.com

STORE Capital Corporation

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Rental revenues	$124,413	$108,149	$244,313	$210,054
Interest income on loans and direct financing receivables	6,279	5,447	11,800	11,227
Other income	513	612	934	898
Total revenues	131,205	114,208	257,047	222,179
Expenses:
Interest	31,925	30,919	61,264	60,559
Property costs	741	1,131	2,082	1,937
General and administrative	10,852	9,289	21,703	19,532
Depreciation and amortization	44,216	37,396	86,526	72,611
Provisions for impairment	1,038	–	2,608	4,270
Total expenses	88,772	78,735	174,183	158,909

Income from operations before income taxes	42,433	35,473	82,864	63,270
Income tax expense	158	147	207	253
Income before gain on dispositions of real estate	42,275	35,326	82,657	63,017
Gain on dispositions of real estate, net of tax	19,926	25,734	29,504	29,433
Net income	$62,201	$61,060	$112,161	$92,450

Net income per share of common stock - basic and diluted:	$0.31	$0.35	$0.57	$0.55
Weighted average common shares outstanding: Basic	199,514,368	172,661,739	197,113,915	166,768,835
Diluted	200,142,303	172,661,739	197,531,008	166,768,835
Dividends declared per common share	$0.31	$0.29	$0.62	$0.58

STORE Capital Corporation

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2018	December 31, 2017
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$1,997,439	$1,898,342
Buildings and improvements	4,304,221	3,958,003
Intangible lease assets	85,148	87,402
Total real estate investments	6,386,808	5,943,747
Less accumulated depreciation and amortization	(497,476)	(426,931)
	5,889,332	5,516,816
Real estate investments held for sale, net	–	16,741
Loans and direct financing receivables	321,694	271,453
Net investments	6,211,026	5,805,010
Cash and cash equivalents	43,622	42,937
Other assets, net	67,092	51,830
Total assets	$6,321,740	$5,899,777

Liabilities and stockholders' equity
Liabilities:
Credit facility	$115,000	$290,000
Unsecured notes and term loans payable, net	916,023	570,595
Non-recourse debt obligations of consolidated special purpose entities, net	1,686,129	1,736,306
Dividends payable	63,614	60,068
Accrued expenses, deferred revenue and other liabilities	89,926	71,866
Total liabilities	2,870,692	2,728,835
Stockholders' equity:
Common stock, $0.01 par value per share, 375,000,000 shares
authorized, 205,205,239 and 193,766,854 shares issued and
outstanding, respectively	2,052	1,938
Capital in excess of par value	3,668,964	3,381,090
Distributions in excess of retained earnings	(228,487)	(214,845)
Accumulated other comprehensive income	8,519	2,759
Total stockholders' equity	3,451,048	3,170,942
Total liabilities and stockholders' equity	$6,321,740	$5,899,777

STORE Capital Corporation

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures
(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)

Net income	$62,201	$61,060	$112,161	$92,450
Depreciation and amortization of real estate assets	43,967	37,227	86,035	72,301
Provision for impairment of real estate	–	–	–	4,270
Gain on dispositions of real estate, net of tax	(19,926)	(25,734)	(29,504)	(29,433)
Funds from Operations	86,242	72,553	168,692	139,588
Adjustments:
Straight-line rental revenue, net:
Fixed rent escalations accrued	(1,694)	(1,183)	(3,523)	(3,247)
Construction period rent deferrals	1,405	561	2,122	1,470
Amortization of:
Equity-based compensation	2,200	1,994	3,666	3,868
Deferred financing costs
and other noncash interest expense	2,023	2,081	4,126	4,090
Lease-related intangibles and costs	571	673	1,211	1,177
Provision for loan losses	1,038	–	2,608	–
Capitalized interest	(657)	(251)	(1,054)	(560)
Gain on extinguishment of debt	–	–	(814)	–
Adjusted Funds from Operations	$91,128	$76,428	$177,034	$146,386

Dividends declared to common stockholders	$63,614	$55,105	$125,007	$104,805

Net income per share of common stock: (1)
Basic and Diluted	$0.31	$0.35	$0.57	$0.55
FFO per share of common stock: (1)
Basic and Diluted	$0.43	$0.42	$0.85	$0.84
AFFO per share of common stock: (1)
Basic	$0.46	$0.44	$0.90	$0.88
Diluted	$0.45	$0.44	$0.89	$0.88

(1)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation
Investment Portfolio
June 30, 2018

Real Estate Portfolio Information

As of June 30, 2018, STORE Capital’s total investment in real estate and loans approximated $6.7 billion, representing investments in 2,084 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on June 30, 2018, for all leases, loans and direct financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At June 30, 2018, the Company’s 2,084 property locations were operated by over 400 customers. The largest single customer represented 3.3% of annualized base rent and interest and the top ten customers totaled 19.2% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of June 30, 2018:

Customer	% of Annualized Base Rent and Interest	Number of Properties
AVF Parent, LLC (Art Van Furniture)	3.3%	24
Bass Pro Group, LLC (Cabela’s)	2.4	9
Mills Fleet Farm Group, LLC	2.3	8
American Multi-Cinema, Inc. (Starplex/Carmike/Showplex/AMC)	2.0	14
Cadence Education, Inc. (Early childhood/elementary education)	1.8	32
Zips Holdings, LLC	1.7	41
US LBM Holdings, LLC (Building materials distribution)	1.6	37
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.5	16
CWGS Group, LLC (Camping World/Gander Outdoors)	1.4	16
National Veterinary Associates, Inc.	1.2	43
All other (402 customers)	80.8	1,844
Total	100.0%	2,084

STORE Capital Corporation

STORE Capital Corporation
Investment Portfolio
June 30, 2018

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the over 550 concepts represented in the Company’s investment portfolio as of June 30, 2018, the largest single concept represented 2.4% of annualized base rent and interest and the top ten concepts totaled 17.0% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of June 30, 2018:

Customer Business Concept	% of Annualized Base Rent and Interest	Number of Properties
Ashley Furniture HomeStore	2.4%	25
Art Van Furniture	2.4	17
Fleet Farm	2.4	8
Cabela’s	2.3	8
Zips Car Wash	1.7	41
Popeyes Louisiana Kitchen	1.3	63
Applebee’s	1.2	37
Stratford School	1.1	4
America’s Auto Auction	1.1	6
O'Charley's	1.1	30
All other (545 concepts)	83.0	1,845
Total	100.0%	2,084

STORE Capital Corporation

STORE Capital Corporation
Investment Portfolio
June 30, 2018

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy.  The following table summarizes these industries, by sector, into 75 industry groups as of June 30, 2018:

Customer Industry Group	% of Annualized Base Rent and Interest	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants – full service	12.8%	410	2,743
Restaurants – limited service	6.8	411	1,084
Early childhood education	6.0	176	1,912
Movie theaters	5.6	39	1,916
Health clubs	5.5	71	1,985
Family entertainment	4.1	34	1,082
Automotive repair and maintenance	3.8	121	568
Pet care	3.5	139	1,382
Medical and dental	2.2	56	552
Lumber and construction materials wholesalers	1.9	53	2,541
Career education	1.8	7	584
Behavioral health	1.7	32	462
Elementary and secondary schools	1.4	6	222
Equipment sales and leasing	1.3	18	570
Wholesale automobile auction	1.1	6	224
Consumer goods rental	1.0	44	593
All other service (20 industry groups)	5.6	92	4,438
Total service	66.1	1,715	22,858
Retail:
Furniture	6.4	55	3,316
Farm and ranch supply	3.3	24	2,048
Hunting and fishing	3.0	17	1,292
Recreational vehicle dealers	1.0	10	259
Home furnishings	0.9	5	691
Used car dealers	0.7	17	212
Electronics and appliances	0.7	7	331
All other retail (10 industry groups)	2.0	47	1,857
Total retail	18.0	182	10,006
Manufacturing:
Metal fabrication	4.0	54	5,922
Plastic and rubber products	2.9	32	3,997
Furniture manufacturing	1.0	4	1,385
Aerospace product and parts	0.9	10	952
Medical and pharmaceutical	0.8	6	431
Electronics equipment	0.7	6	664
Paper and packaging	0.7	6	969
All other manufacturing (15 industry groups)	4.9	69	6,163
Total manufacturing	15.9	187	20,483
Total	100.0%	2,084	53,347

STORE Capital Corporation

STORE Capital Corporation
Investment Portfolio
June 30, 2018

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in every state except Delaware. The following table details the top ten geographical locations of the properties as of June 30, 2018:
State	% of Annualized Base Rent and Interest	Number of Properties
Texas	12.3%	222
Illinois	6.3	127
Florida	6.1	128
Ohio	6.0	128
Georgia	5.7	133
Tennessee	4.4	101
Michigan	4.2	68
Pennsylvania	4.0	65
Arizona	3.7	71
California	3.7	26
All other (39 states) (1)	43.6	1,015
Total	100.0%	2,084

(1)	Includes one property in Ontario, Canada which represents 0.4% of annualized base rent and interest.

STORE Capital Corporation

STORE Capital Corporation
Investment Portfolio
June 30, 2018

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of June 30, 2018, 98% of the Company’s investment portfolio was subject to a triple-net lease. Where the Company owns multiple properties leased to a single customer, 89% of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 12.6% of the annualized base rent and interest will expire in the next ten years (before 2028). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of June 30, 2018:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest	Number of Properties (2)
Remainder of 2018	0.4%	6
2019	0.7	14
2020	0.5	11
2021	0.7	7
2022	0.5	7
2023	1.2	28
2024	0.7	15
2025	1.7	23
2026	2.2	53
2027	4.0	64
Thereafter	87.4	1,850
Total	100.0%	2,078

(1)	Expiration year of contracts in place as of June 30, 2018, excluding any tenant renewal option periods.
(2)	Excludes six properties which were vacant and not subject to a lease as of June 30, 2018.